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                                                                     EXHIBIT 4.7

                                PROMISSORY NOTE


$700,000                                                          HOUSTON, TEXAS
                                                               DECEMBER 10, 1996


          FOR VALUE RECEIVED, the undersigned, WESCO DISTRIBUTION, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of POWER SUPPLY, INC., a Texas corporation ("Payee"), the principal sum of Seven Hundred Thousand Dollars ($700,000) together with Accrued Interest, as defined herein, on the terms provided in this Note. All payments hereunder shall be made to Payee when due at the following address: Byron Snyder, P.O. Box 56766, Houston, Texas 77256-6766, or such other address as Payee shall designate in writing to Maker.

          This Note shall bear interest at the annual rate of eight percent (8%) (computed on the basis of a 365 day year) compounded monthly, subject to provisions contained herein regarding interest after default. Interest shall not be paid but shall accrue monthly (the "Accrued Interest") until Maturity (as defined herein) when the principal balance of the Note and all Accrued Interest shall be satisfied. Principal and Accrued Interest shall be due and payable, if not sooner paid or accelerated pursuant to the terms of this Note on the fifth anniversary of the date of this Note ("Maturity").

          If at any time the Maker shall effect an underwritten public offering of shares of common stock of Maker ("Common Stock") led by one or more underwriters at least one of which is an underwriter of nationally recognized standing (the "Public Offering") then effective upon the closing of the sale of shares of Common Stock pursuant to such Public Offering, the unpaid principal sum of the Note and all Accrued Interest shall without further action of Maker or Payee automatically convert to shares of restricted Common Stock. The number of shares of common stock of the Maker to be delivered to the Payee shall be determined by dividing the principal sum of the Note plus all Accrued Interest by the initial purchase price per share of Common Stock paid by the public in the Public Offering. Certificates evidencing the shares of restricted Common Stock will be delivered to Payee upon surrender of the Note and execution and delivery of a stock subscription agreement in form and substance reasonably satisfactory to Maker.

          If the Maker has not closed a Public Offering on or before December
31, 1999, then at Maker's sole option, Maker may any time after December 31, 1999 prepay all, but not less than all, of the principal sum of this Note together with all
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Accrued Interest to the day of prepayment, without penalty. Maker shall exercise this option by delivering written notice ("Prepayment Notice") to Payee of its election to prepay this Note. Such prepayment shall be made in immediately available funds and shall be paid to Payee within seven (7) days of the date of the Prepayment Notice.

          The Maker waives presentment, demand, notice, protest and all other demands and notices in respect to the delivery, acceptance, performance, default or enforcement of this Note, except as expressly provided herein.

          This Note is non-assignable by the holder hereof other than to Byron Snyder, a shareholder of Payee, or in the event of his death, to his heirs or to a trust for the benefit of his heirs.

          For a period of six months from the date hereof, the principal amount of this Note and Accrued Interest is subject to set-off on a dollar-for-dollar basis by the Maker for unpaid claims for indemnification made by the undersigned as provided in Section 8(e) of the Asset Purchase Agreement dated as of the date hereof among the Maker, Sharman and the Payee, which agreement is incorporated herein by reference.

          The following events shall be "Events of Default" hereunder.

          (a) Default by Maker in the payment of any principal of or interest on the indebtedness evidenced by or arising under this Note within ten (10) days of its due date; or

          (b) Default by Maker in the due observance or performance of any material term, provision, covenant or agreement herein (other than for the payment of principal or interest), or in the Asset Purchase Agreement, if such default continues unremedied for a period of ten (10) days after written notice to Maker.

          If any one or more of the foregoing Events of Default shall occur, then Payee or the holder hereof may, at any time and at its option, by written notice to Maker, declare the unpaid principal balance of and interest on the indebtedness evidenced by or arising under this Note and any and all other indebtedness of Maker to Payee to be immediately due and payable, and such principal and interest shall thereupon become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Maker, and Payee or the holder hereof may take such additional action as provided by law.

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          Upon the occurrence and during the continuance of any "Event of
Default" as defined in this Note, the principal balance outstanding hereunder shall bear interest at a per annum rate of twelve percent (12%), which interest shall be computed and payable as otherwise set forth herein.

          The Maker shall pay all reasonable expenses and costs incurred in the collection of this Note, including, without limitation, attorneys' fees and court costs.

          No extension of this Note and no delay in the enforcement of the payment of this Note shall affect the liability of Maker.

          This Note shall be governed by and construed and enforced in accordance with the law of the State of Texas other than the laws of said State relating to conflict of laws.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has caused this Note to be executed the day and year first above written.


                              WESCO DISTRIBUTION, INC.


                              By:  /s/
                                 --------------------------

                              Title:   Vice President
                                     ----------------------

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